Exhibit 23.3

Kost Forer Gabbay & Kasierer 144A Derech Menachem Begin Tel Aviv 6492102	Tel.: +972-3-6232525 Fax: +972-3-5622555 ey.com

November 18, 2024

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3 No. 333-282788) and related Prospectus of NLS Pharmaceutics Ltd. and to the incorporation by reference therein of our report dated November 7, 2024 (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1B to the financial statements), with respect to the financial statements of Kadimastem Ltd. for the year ended December 31, 2023 incorporated by reference in this Form F-3.

/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer
A member firm of EY Global

Tel Aviv, Israel

November 18, 2024